Exhibit 99.1

Contacts: Pat Sheaffer or Ron Wysaske, Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $801,000 in Third Fiscal Quarter,
Posting its Sixth Consecutive Quarter of Profitability

Vancouver, WA – January 30, 2014 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported net income of $801,000, or $0.04 per diluted share, in the third fiscal quarter ended December 31, 2013, compared to $341,000, or $0.02 per diluted share, in the preceding quarter and $1.0 million, or $0.05 per diluted share, in the third fiscal quarter a year ago.  In the first nine months of fiscal year 2014, net income increased 168% to $2.8 million, or $0.12 per diluted share, compared to $1.0 million, or $0.05 per diluted share, in the first nine months of fiscal year 2013.

“Our third quarter profits continue to demonstrate the strength of our franchise and the success of our turnaround plan,” stated Pat Sheaffer, Chairman and CEO.  “The steady economic recovery in Southwest Washington contributed to strong improvements in credit quality, with net recoveries totaling $352,000 in the third quarter of fiscal 2014. We have continued to make meaningful progress in reducing our nonperforming and classified assets and we are excited to be celebrating our sixth consecutive profitable quarter. As the last remaining community bank headquartered in Southwest Washington, we look forward to the future with confidence as we continue to create value for our shareholders by developing strong relationships with our customers, communities and employees.”

Third Quarter Highlights (at or for the period ended December 31, 2013)

•	Net income was $801,000, or $0.04 per diluted share.
•	Classified assets decreased $3.9 million during the quarter to $54.7 million (6.6% decline).
•	Net loan recoveries for the third quarter totaled $352,000 compared to net charge-offs of $507,000 in the third quarter a year ago.
•	Nonperforming asset balances decreased during the quarter $4.3 million, or 14.6%. During the last 12 months. NPAs have declined by $20.0 million, or 44.2%.
•	Total deposits increased $16.5 million to $689.3 million at December 31, 2013 compared to prior quarter.
•	Capital levels increased with a total risk-based capital ratio of 16.76% and Tier 1 leverage ratio of 10.42%.

Balance Sheet Review

 “The current economic outlook in Southwest Washington and Portland is improving, and we are seeing encouraging signs in our market,” Sheaffer noted.  “Our general business outlook continues to get better as the economic recovery gains strength. Loan demand is strengthening and our loan pipeline has continued to grow over the last several quarters.”

Riverview added several new lenders to its two existing lending teams during the past quarter. “The addition of these new lenders allows us to put additional resources in the communities we serve and get in front of more potential customers,” said Sheaffer.  “We have built a solid foundation to continue to grow our loan portfolio in the coming year.  Our lending teams continue to do a good job of serving our existing clients and bringing new relationships to the bank.”

During the third quarter loan originations increased 52% compared to the preceding quarter. However, several large loan payoffs during the quarter, as well as reductions in classified and nonperforming loan balances led to a modest decline in net loans compared to the prior quarter end.

RVSB Reports Third Quarter Fiscal 2014 Profits
January 30, 2014

Loan originations totaled $41.0 million during the quarter compared to $27.5 million in preceding quarter.  Net loans decreased $3.8 million during the quarter to $505.6 million at December 31, 2013 compared to $509.4 million at September 30, 2013. In addition, Riverview purchased $7.6 million in a pool of automobile loans during the quarter.

Total deposits increased to $689.3 million at December 31, 2013, compared to $672.8 million three months earlier and $682.8 million a year earlier.

“Our increase in deposits came from customers in our retail branch network, primarily checking accounts which increased $11.8 million in total or 5.6%,” noted Sheaffer.  “Competition from the regional and national banks as well as  smaller local institutions in our market place remains strong. We continue to work aggressively to cultivate existing bank relationships while also marketing to new customers.”

As of December 31, 2013, interest checking accounts represent 14.4% and non-interest checking represent 17.9% of the total deposit portfolio.  Riverview had no brokered CDs at December 31, 2013.

Shareholders’ equity improved to $81.3 million at quarter-end, compared to $81.0 million three months earlier and $76.8 million a year earlier. Tangible book value per share improved to $2.46 per share at December 31, 2013, compared to $2.45 per share at September 30, 2013, and $2.26 per share a year ago.

Credit Quality

Classified assets decreased $3.9 million during the quarter to $54.7 million at December 31, 2013 compared to $58.6 million at September 30, 2013 and $85.7 million at December 31, 2012. The classified asset to total capital ratio decreased to 57.6% at December 31, 2013.

“Our loan portfolio continues to perform well, with asset quality improving for the seventh consecutive quarter,” said Ron Wysaske, President and COO.  “Total nonperforming loans are down 46% from a year ago.  Asset quality remains a top priority for Riverview and we expect these totals will continue to improve during this coming year.”

Nonperforming loans decreased $2.8 million during the third quarter to $13.4 million, or 2.57% of total loans, at December 31, 2013, compared to $16.2 million, or 3.09% of total loans three months earlier. REO sales totaled $3.4 million with write-downs of $167,000 and additions of $2.1 million for the third quarter of fiscal 2014. These sales included the sale of a $3.3 million REO property in Redmond, Oregon.

Riverview recorded no provision for loan losses during the third quarter, the same as in the preceding quarter.  In the first nine months of fiscal year 2014, Riverview recorded a $2.5 million recapture of loan losses compared to a $4.5 million provision for loan losses in the first nine months of fiscal year 2013. The decrease in required loan loss provision is a result of the continued improvement in asset quality and the lower level of classified loans. The allowance for loan losses totaled $14.0 million at December 31, 2013, representing 2.70% of total loans and 105.02% of nonperforming loans.

Riverview recorded a net recovery of $352,000 in the third quarter compared to net loan charge-offs  of $1,000 in the preceding quarter.  In the first nine months of fiscal 2014, Riverview had net recoveries totaling $905,000 compared to net charge-offs of $4.8 million in the first nine months of fiscal year 2013.

Income Statement

Riverview’s third quarter net interest income was $6.0 million compared to $6.1 million in the preceding quarter and $7.4 million in the third quarter a year ago.  In the first nine months of fiscal 2014, the net interest income was $18.3 million compared to $23.2 million in the same period a year earlier.

“The increase in cash balances compared to a year ago continues to put pressure on our net interest margin, which declined modestly compared to three months earlier,” noted Wysaske.  “Additionally, our margin has continued to contract due to the repricing of loans in the portfolio due to the continued low interest rates. We have deployed over $45 million of cash into our investment portfolio over the last nine months in order to help offset some of the impact of this low interest rate environment. We expect that our margin will remain under pressure until interest rates increase.”

RVSB Reports Third Quarter Fiscal 2014 Profits
January 30, 2014

Riverview’s net interest margin was 3.29% in the fiscal third quarter compared to 3.37% for the preceding quarter and 4.03% in the fiscal third quarter a year ago. In the first nine months of the fiscal year Riverview’s net interest margin was 3.39% compared to 4.19% in the same period a year earlier.

Non-interest income increased to $2.4 million in the third quarter compared to $1.9 million in the preceding quarter and $2.1 million in the third quarter a year ago. Asset management fees increased to $605,000 during the quarter compared to $517,000 in the same quarter a year ago as a result of an increase in assets under management at Riverview’s asset management company.  In the first nine months of fiscal 2014, non-interest income was $6.5 million compared to $6.8 million in the same period a year earlier.

Non-interest expense was $7.6 million in the third quarter of fiscal 2014, unchanged from the preceding quarter. Non-interest expense was $8.4 million in the third quarter of fiscal 2013. The primary driver in decrease from prior year was a reduction in REO expenses.  REO expenses decreased to $298,000 in the third quarter of fiscal 2014 compared to $1.1 million in the same quarter a year ago.  Year-to-date non-interest expense was $24.5 million, which was unchanged from the first nine months of fiscal 2013.

Capital and Liquidity

Riverview continues to maintain capital levels in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 16.76%, Tier 1 leverage ratio of 10.42% and tangible common equity to tangible assets of 7.10% at December 31, 2013.

As of December 31, 2013, the Bank had available total and contingent liquidity of more than $500 million, representing 62% of total assets. Included in the Bank’s total liquidity was more than $175 million of cash and short-term investments.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles (GAAP), this press release contains certain non-GAAP financial measures. Riverview believes that certain non-GAAP financial measures provide investors with information useful in understanding the company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible common equity is calculated as shareholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands)	December 31, 2013	September 30, 2013	December 31, 2012	March 31, 2013

Shareholders' equity	$81,264	$80,968	$76,823	$78,442
Goodwill	25,572	25,572	25,572	25,572
Other intangible assets, net	419	427	489	454
Tangible shareholders' equity	$55,273	$54,969	$50,762	$52,416

Total assets	$804,949	$788,878	$794,564	$777,003
Goodwill	25,572	25,572	25,572	25,572
Other intangible assets, net	419	427	489	454
Tangible assets	$778,958	$762,879	$768,503	$750,977

RVSB Reports Third Quarter Fiscal 2014 Profits
January 30, 2014

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $805 million, it is the parent company of the 90 year-old Riverview Community Bank, as well as Riverview Asset Management Corp. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 18 branches, including thirteen in the Portland-Vancouver area and three lending centers.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company’s ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; the Company’s compliance with regulatory enforcement actions we have entered into with the OCC and the possibility that our noncompliance could result in the imposition of additional enforcement actions and additional requirements or restrictions on our operations; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.

Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2014 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Reports Third Quarter Fiscal 2014 Profits
January 30, 2014

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	December 31, 2013	September 30, 2013	December 31, 2012	March 31, 2013
ASSETS

Cash (including interest-earning accounts of $110,104, $99,955, $88,308	$123,140	$114,337	$107,080	$115,415
and $100,093)
Certificate of deposits	37,174	37,920	44,137	44,635
Loans held for sale	148	1,571	2,551	831
Investment securities available for sale, at fair value	19,794	21,899	6,204	6,216
Mortgage-backed securities held to maturity, at amortized	104	108	129	125
Mortgage-backed securities available for sale, at fair value	34,529	17,706	549	431
Loans receivable (net of allowance for loan losses of $14,048, $13,696
$19,633, and $15,643)	505,632	509,447	539,549	520,369
Real estate and other pers. property owned	11,951	13,481	20,698	15,638
Prepaid expenses and other assets	3,268	3,141	3,399	3,063
Accrued interest receivable	1,670	1,659	1,818	1,747
Federal Home Loan Bank stock, at cost	6,958	7,023	7,219	7,154
Premises and equipment, net	16,685	16,895	17,647	17,693
Deferred income taxes, net	348	271	527	522
Mortgage servicing rights, net	386	388	406	388
Goodwill	25,572	25,572	25,572	25,572
Core deposit intangible, net	33	39	83	66
Bank owned life insurance	17,557	17,421	16,996	17,138

TOTAL ASSETS	$804,949	$788,878	$794,564	$777,003

LIABILITIES AND EQUITY

LIABILITIES:
Deposit accounts	$689,271	$672,806	$682,794	$663,806
Accrued expenses and other liabilities	8,707	8,887	8,700	8,006
Advance payments by borrowers for taxes and insurance	193	486	520	1,025
Junior subordinated debentures	22,681	22,681	22,681	22,681
Capital lease obligation	2,381	2,401	2,458	2,440
Total liabilities	723,233	707,261	717,153	697,958

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
December 31, 2013 - 22,471,890 issued and outstanding;
September 30, 2013 - 22,471,890 issued and outstanding;	225	225	225	225
December 31, 2012 - 22,471,890 issued and outstanding;
March 31, 2013 – 22,471,890 issued and outstanding;
Additional paid-in capital	65,176	65,557	65,563	65,551
Retained earnings	16,951	16,150	12,574	14,169
Unearned shares issued to employee stock ownership trust	(413)	(438)	(516)	(490)
Accumulated other comprehensive loss	(675)	(526)	(1,023)	(1,013)
Total shareholders’ equity	81,264	80,968	76,823	78,442

Noncontrolling interest	452	649	588	603
Total equity	81,716	81,617	77,411	79,045

TOTAL LIABILITIES AND EQUITY	$804,949	$788,878	$794,564	$777,003

RVSB Reports Third Quarter Fiscal 2014 Profits
January 30, 2014

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Nine Months Ended
(In thousands, except share data) (Unaudited)	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
INTEREST INCOME:
Interest and fees on loans receivable	$6,319	$6,465	$7,838	$19,389	$25,351
Interest on investment securities-taxable	75	77	131	191	222
Interest on investment securities-non taxable	-	-	1	-	16
Interest on mortgage-backed securities	88	52	6	156	21
Other interest and dividends	191	170	160	532	417
Total interest income	6,673	6,764	8,136	20,268	26,027

INTEREST EXPENSE:
Interest on deposits	496	514	595	1,537	2,117
Interest on borrowings	149	150	157	449	668
Total interest expense	645	664	752	1,986	2,785
Net interest income	6,028	6,100	7,384	18,282	23,242
Less provision for (recapture of) loan losses	-	-	-	(2,500)	4,500

Net interest income after provision for loan losses	6,028	6,100	7,384	20,782	18,742

NON-INTEREST INCOME:
Fees and service charges	1,177	1,094	1,224	3,301	3,612
Asset management fees	605	595	517	1,936	1,625
Gain on sale of loans held for sale	176	116	262	609	1,141
Bank owned life insurance income	136	141	146	419	443
Other	290	(59)	(62)	252	20
Total non-interest income	2,384	1,887	2,087	6,517	6,841

NON-INTEREST EXPENSE:
Salaries and employee benefits	3,959	3,867	3,872	11,696	11,274
Occupancy and depreciation	1,187	1,190	1,241	3,621	3,711
Data processing	523	430	435	1,641	1,041
Amortization of core deposit intangible	7	9	17	33	54
Advertising and marketing expense	170	204	193	578	681
FDIC insurance premium	400	417	433	1,228	1,114
State and local taxes	106	108	132	340	417
Telecommunications	78	81	73	227	310
Professional fees	342	315	447	995	1,149
Real estate owned expenses	298	492	1,069	2,402	2,899
Other	541	534	522	1,740	1,872
Total non-interest expense	7,611	7,647	8,434	24,501	24,522

INCOME BEFORE INCOME TAXES	801	340	1,037	2,798	1,061
PROVISION (BENEFIT) FOR INCOME TAXES	-	(1)	6	16	23
NET INCOME	$801	$341	$1,031	$2,782	$1,038

Earnings per common share:
Basic	$0.04	$0.02	$0.05	$0.12	$0.05
Diluted	$0.04	$0.02	$0.05	$0.12	$0.05
Weighted average number of shares outstanding:
Basic	22,370,277	22,364,120	22,345,644	22,364,142	22,339,509
Diluted	22,371,914	22,365,460	22,345,644	22,365,224	22,339,509

RVSB Reports Third Quarter Fiscal 2014 Profits
January 30, 2014

(Dollars in thousands)	At or for the three months ended			At or for the nine months ended
	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
AVERAGE BALANCES
Average interest–earning assets	$727,943	$718,118	$727,322	$716,374	$737,358
Average interest-bearing liabilities	581,327	574,990	579,653	574,879	602,293
Net average earning assets	146,616	143,128	147,669	141,495	135,065
Average loans	516,864	525,490	574,617	524,569	617,067
Average deposits	680,167	670,820	694,073	669,419	708,622
Average equity	82,665	81,906	77,838	81,528	76,777
Average tangible equity	56,667	55,884	51,759	55,514	51,778

ASSET QUALITY	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012

Non-performing loans	13,377	16,175	24,665
Non-performing loans to total loans	2.57%	3.09%	4.41%
Real estate/repossessed assets owned	11,951	13,481	20,698
Non-performing assets	25,328	29,656	45,363
Non-performing assets to total assets	3.15%	3.76%	5.71%
Net loan charge-offs (recoveries) in the quarter	(352)	1	507
Net charge-offs (recoveries) in the quarter/average net loans	-0.27%	0.00%	0.35%

Allowance for loan losses	14,048	13,696	19,633
Average interest-earning assets to average
interest-bearing liabilities	125.22%	124.89%	125.48%
Allowance for loan losses to
non-performing loans	105.02%	84.67%	79.60%
Allowance for loan losses to total loans	2.70%	2.62%	3.51%
Shareholders’ equity to assets	10.10%	10.26%	9.67%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.76%	16.03%	14.25%
Tier 1 capital (to risk weighted assets)	15.49%	14.76%	12.97%
Tier 1 capital (to leverage assets)	10.42%	10.20%	9.50%
Tangible common equity (to tangible assets)	7.10%	7.21%	6.61%

DEPOSIT MIX	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012	March 31, 2013

Interest checking	$99,374	$93,117	$87,402	$91,754
Regular savings	63,230	60,862	51,000	54,316
Money market deposit accounts	233,581	225,921	220,862	217,091
Non-interest checking	123,630	118,101	128,706	112,527
Certificates of deposit	169,456	174,805	194,824	188,118
Total deposits	$689,271	$672,806	$682,794	$663,806

RVSB Reports Third Quarter Fiscal 2014 Profits
January 30, 2014

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Commercial		Commercial
		Real Estate	Real Estate	& Construction
	Commercial	Mortgage	Construction	Total
December 31, 2013	(Dollars in thousands)
Commercial	$69,659	$-	$-	$69,659
Commercial construction	-	-	10,573	10,573
Office buildings	-	83,165	-	83,165
Warehouse/industrial	-	44,900	-	44,900
Retail/shopping centers/strip malls	-	63,963	-	63,963
Assisted living facilities	-	7,622	-	7,622
Single purpose facilities	-	93,276	-	93,276
Land	-	16,004	-	16,004
Multi-family	-	23,443	-	23,443
One-to-four family	-	-	4,468	4,468
Total	$69,659	$332,373	$15,041	$417,073

March 31, 2013	(Dollars in thousands)
Commercial	$71,935	$-	$-	$71,935
Commercial construction	-	-	5,719	5,719
Office buildings	-	86,751	-	86,751
Warehouse/industrial	-	41,124	-	41,124
Retail/shopping centers/strip malls	-	67,472	-	67,472
Assisted living facilities	-	13,146	-	13,146
Single purpose facilities	-	89,198	-	89,198
Land	-	23,404	-	23,404
Multi-family	-	34,302	-	34,302
One-to-four family	-	-	3,956	3,956
Total	$71,935	$355,397	$9,675	$437,007

LOAN MIX	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012	March 31, 2013
Commercial and construction
Commercial	$69,659	$70,510	$75,090	$71,935
Other real estate mortgage	332,373	348,257	367,158	355,397
Real estate construction	15,041	11,850	17,615	9,675
Total commercial and construction	417,073	430,617	459,863	437,007
Consumer
Real estate one-to-four family	93,026	90,550	97,334	97,140
Other installment	9,581	1,976	1,985	1,865
Total consumer	102,607	92,526	99,319	99,005

Total loans	519,680	523,143	559,182	536,012

Less:
Allowance for loan losses	14,048	13,696	19,633	15,643
Loans receivable, net	$505,632	$509,447	$539,549	$520,369

RVSB Reports Third Quarter Fiscal 2014 Profits
January 30, 2014

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Total
December 31, 2013	(dollars in thousands)
Non-performing assets

Commercial	$-	$-	$461	$-	$461
Commercial real estate	1,806	-	5,401	123	7,330
Land	418	800	-	-	1,218
Multi-family	2,065	-	-	-	2,065
Real estate one-to-four family	402	-	1,608	293	2,303
Total non-performing loans	4,691	800	7,470	416	13,377

REO	-	542	9,471	1,938	11,951

Total non-performing assets	$4,691	$1,342	$16,941	$2,354	$25,328

DETAIL OF SPEC CONSTRUCTION AND LAND DEVELOPMENT LOANS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Total
December 31, 2013	(dollars in thousands)
Land and Spec Construction Loans

Land Development Loans	$3,120	$1,193	$11,691	$-	$16,004
Spec Construction Loans	-	-	4,286	-	4,286

Total Land and Spec Construction	$3,120	$1,193	$15,977	$-	$20,290

RVSB Reports Third Quarter Fiscal 2014 Profits
January 30, 2014

	At or for the three months ended			At or for the nine months ended
SELECTED OPERATING DATA	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012

Efficiency ratio (4)	90.48%	95.74%	89.05%	98.80%	81.51%
Coverage ratio (6)	79.20%	79.77%	87.55%	74.62%	94.78%
Return on average assets (1)	0.40%	0.17%	0.51%	0.47%	0.17%
Return on average equity (1)	3.84%	1.65%	5.25%	4.53%	1.79%

NET INTEREST SPREAD
Yield on loans	4.85%	4.88%	5.41%	4.91%	5.45%
Yield on investment securities	1.46%	1.57%	6.33%	1.50%	3.86%
Total yield on interest earning assets	3.64%	3.74%	4.44%	3.76%	4.69%

Cost of interest bearing deposits	0.35%	0.37%	0.43%	0.37%	0.49%
Cost of FHLB advances and other borrowings	2.36%	2.37%	2.47%	2.37%	3.52%
Total cost of interest bearing liabilities	0.44%	0.46%	0.51%	0.46%	0.61%

Spread (7)	3.20%	3.28%	3.93%	3.30%	4.08%
Net interest margin	3.29%	3.37%	4.03%	3.39%	4.19%

PER SHARE DATA
Basic earnings per share (2)	$0.04	$0.02	$0.05	$0.12	$0.05
Diluted earnings per share (3)	$0.04	$0.02	$0.05	$0.12	$0.05
Book value per share (5)	3.62	3.60	3.42	3.62	3.42
Tangible book value per share (5)	2.46	2.45	2.26	2.46	2.26
Market price per share:
High for the period	$2.98	$2.96	$1.99	$2.98	$2.29
Low for the period	2.51	2.42	1.41	2.27	1.08
Close for period end	2.90	2.63	1.69	2.90	1.69
Cash dividends declared per share	-	-	-	-	-

Average number of shares outstanding:
Basic (2)	22,370,277	22,364,120	22,345,644	22,364,142	22,339,509
Diluted (3)	22,371,914	22,365,460	22,345,644	22,365,224	22,339,509

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest bearing liabilities.

# # #